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                                   Exhibit 6.2

                           Stock Restriction Agreement

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                           STOCK RESTRICTION AGREEMENT
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               David Jones, Melvin L. Prueitt,  Stanley Prueitt and Leslie Speir
(individually, a "Named Shareholder" and collectively, "Named Shareholders") and Hydro-Air Technologies, Inc. ("Corporation") agree:
                1. Recitals:  Named Shareholders are the record owners of shares of stock of Corporation. Other persons or entities, such as the spouses or heirs of Named Shareholders, may now or later have legal or beneficial interests in such stock. The Corporation and Named Shareholders want to provide for certain restrictions on such stock, whether owned by Named Shareholders or other Shareholders of Corporation. This Stock Restriction Agreement ("Agreement") is intended to provide the Corporation and Named Shareholders with certain rights to require the sale of stock if a restriction is violated or if a Shareholder's legal or employment status changes.
                2.  Definitions:  In addition to the other  definitions  in this
Agreement, the following capitalized terms are defined as follows:
                       A. "Stock" means all shares of the Corporation (or any other successor entity to the extent it represents the financial interest originally derived from the HARPS Technology) now owned or later acquired by a Named Shareholder or a Spouse of the Named Shareholder.
                       B. "Shareholder" means any record, legal or beneficial owner of Stock, whether or not a signatory to this Agreement. If this Agreement renders void an attempted transfer or encumbrance to a person or entity, that person or entity is not a "Shareholder" for purposes of this Agreement.
                       C. "Spouse" means the person married to a Shareholder on the date of giving Notice or the occurrence of an Event, whichever happens first.
                       D.  "Divorce"  means  any  settlement   between  a  Named
Shareholder and Spouse of their property interest, by agreement or operation of law, as provided in a legal separation or a dissolution of marriage.
                       E. "Bankruptcy" or "Bankrupt" means the filing of a petition commencing a case under the Bankruptcy Code covering a Shareholder.
                       F. "Death" or "Deceased" means death as determined under the New Mexico Probate Code, and includes a presumed death as determined under the New Mexico Probate Code.
                       G. "Incapacity" or "Incapacitated" means the inability of a Shareholder, in the opinion of a doctor chosen by the Corporation, to engage in any substantial, gainful activity for Corporation by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration.
                       I. "Notice" means the notice given to Corporation in connection with its right to require the sale of Stock as provided in this Agreement.
                       J. "Obligation" means the obligations of a buyer to a seller of Stock when a buyer buys Stock as provided in this Agreement.
                       K. "Permitted Encumbrance" means a security interest securing an Obligation arising as provided in this Agreement.


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                       L.  "Permitted  Transfer" means (i) a transfer of record,
legal or beneficial ownership of Stock to a Named Shareholder by the Spouse of Named Shareholder, and (ii) a transfer after compliance with this Agreement.
                       M. "Representative" means the personal representative, trustee, heir, devisee, surviving joint tenant, or conservator of a Shareholder.
                3. Restrictions: The following are restrictions that apply to Stock:
                       A. No Shareholder may transfer Stock during the life of the Shareholder except in a Permitted Transfer (the "Transfer Restriction").
                       B. No Stock may be encumbered except by a Permitted Encumbrance (the "Encumbrance Restriction").
                       C. All Stock is subject to this Agreement.
                       D. A Named Shareholder will have sole authority to vote, manage, control, dispose of, or encumber any Stock owned by the Named Shareholder and the Spouse of the Named Shareholder.
                4. Events: The following are events upon the occurrence of which the right to require the sale of Stock as provided in this Agreement may be exercised (individually "Event" and collectively "Events"):
                       A. The transfer of Stock in violation of the Transfer Restriction.
                       B.  The   encumbrance   of  Stock  in  violation  of  the
Encumbrance Restriction, if the encumbrance is not removed within fifteen days after the encumbrance attaches.
                       C. The Death, Bankruptcy or Incapacity of a Shareholder.
                       D. A Divorce as a result of which any record, legal or beneficial ownership of Stock is retained or acquired by the Spouse of Named Shareholder, if that Spouse is not also a Named Shareholder.
                5.     Notice:  Upon the occurrence of an Event:
                       A.  If  the  Event  is  (i)  the  Death,   Bankruptcy  or
Incapacity of the Spouse of a Named Shareholder, or (ii) a Divorce pursuant to which the Spouse of a Named Shareholder retains or acquires Stock, that Named Shareholder will have the sole right for sixty days after that Event to elect to acquire the Stock of the Spouse as if the Spouse, or the Representative of the Spouse, gave Notice on the date of the Event. If the Named Shareholder does not so acquire the Stock of the Spouse, the Spouse or the Representative of the Spouse will give Notice within sixty-five days after that Event covering all Stock owned by the Spouse.
                       B. If the Event is any other Event, the Shareholder, or the Representative of the Shareholder if the Shareholder is Deceased, Bankrupt or Incapacitated, will give Notice within thirty days after the Event, covering all Stock owned by the Shareholder and any Spouse of the Shareholder.
                       C. Notice will be given by personal service or by prepaid registered or certified mail, return receipt requested, to Corporation at its registered office and to each other Named Shareholder at the addresses shown on the Shareholder records of Corporation. If Corporation or another Named Shareholder knows of the occurrence of an Event that requires a Notice to be given and that the person responsible for doing so has not given the appropriate Notice, Corporation or the other Named Shareholder may give the Notice on behalf of the person responsible. The Notice is given when served or mailed, will recite the Event for which Notice is being given, will state the mailing address

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of the  person  giving the  Notice,  will  recite all the terms of any  proposed transfer, and will constitute an irrevocable offer to sell all Stock covered by the Notice.
                6. Right to Buy: Corporation and the other Named Shareholders will have, as the result of an Event, the right to buy Stock as follows:
                       A. Corporation will have thirty days from the date Notice is given within which to elect to buy any or all of the offered Stock. The offeror will not participate in any capacity in Corporation's decision whether or not to elect to buy the offered Stock.
                       B. If Corporation does not elect within the thirty-day period to buy all the offered Stock, then the Named Shareholders, other than the offeror, will have an additional twenty days within which to elect to buy any unbought offered Stock in the proportion of their then shareholdings in Corporation.
                       C. If any Named Shareholder does not elect within the twenty-day period to buy that Named Shareholder's portion of the unbought offered Stock, then the remaining Named Shareholders, not including the offeror, will have an additional ten days within which to elect to buy such portion in the proportion of their then shareholdings in Corporation; if only one such Named Shareholder wants to buy all or part of the unbought offered Stock, that Named Shareholder may do so.
                       D. If Corporation or the Named Shareholders do not elect within the sixty-day period to buy all the offered Stock, the unbought offered Stock may either (i) be transferred in accordance with all the terms of any proposed inter vivos transfer as recited in the Notice, if done within sixty days after the expiration of the sixty-day period, (ii) be transferred by a deceased Shareholder's estate to the distributee thereof, (iii) pass by operation of law, or (iv) be retained, whether or not encumbered, as the case may be; however, in any event, the unbought offered Stock will continue to be subject to this Agreement.
                       E. An election to buy offered Stock may be made only by giving written notification of that election to the offeror, by personal service or by prepaid registered or certified mail, return receipt requested; the election to buy is effective when the written notification is served or mailed. The proportion of shareholdings of the purchasing Shareholder will be of the class or series of Stock being offered, and each purchasing Shareholder's shareholdings will include those of the purchasing Shareholder's Spouse unless the Spouse is a purchasing Shareholder.
                7. Purchase Price and Closing: The purchase price for any Stock bought as provided in this Agreement by Corporation or a Shareholder as appropriate will be the Value of the Stock as of either the day preceding the date of the Event, or the date of giving Notice, whichever is earlier. The initial Value for each share of Stock is $1.00 Hereafter, annually, at the time of the Annual Meeting of Shareholders, and the Annual Meeting of Directors of the Corporation, Corporation and any Named Shareholders will fix the Value for each share of Stock, and as evidence of having fixed the Value, will execute a Certificate of Value. If on the date a determination of Value is required because of the happening of any of the contingencies giving rise to the purchase and sale of Stock, Corporation and any Named Shareholders have failed to fix the Value for a period of more than one year, then the latest fixed Value will be increased or decreased by the proportionate increase or decrease in the book value of the Stock since the last Value was fixed, and the latest fixed Value as


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adjusted will be the Value. If since the latest Value
was fixed, Corporation paid a Stock dividend on, split or combined its outstanding Stock, then the latest fixed Value will be adjusted appropriately. The independent public accountant then servicing the Corporation books will determine book value in accordance with the method of accounting then being used by Corporation in preparing its federal income tax return, and that determination will be conclusive; in making the determination, goodwill, leases, contract rights, and the like, will be valued in the aggregate at $1.00 unless a different figure has been consistently shown on the Corporation books. Closing will be at 10:00 a.m. at Corporation's registered office on the 20th banking day after the end of the last period during which an election to buy unbought offered Stock may be made.
                8. Payment of Purchase Price: At closing the seller of the Stock will deliver certificates representing the Stock, properly endorsed for registration of transfer, and the buyer will, at the option of the buyer, either pay in cash the entire purchase price of the Stock sold to the buyer or pay a down payment of 25% of the purchase price in cash and the balance in ten equal semiannual installments beginning one hundred eighty days after closing. This unpaid balance is the Obligation. The Obligation will be evidenced by a negotiable promissory note which is accelerable upon default, prepayable without penalty, and will provide for interest from closing on the unpaid balance payable semiannually at 10% a year. While an Obligation is unpaid, Corporation will give the seller reasonable access to the books, financial statements and records of the Corporation. Corporation is the irrevocable attorney-in-fact for the seller of Stock to execute any documents appropriate to evidence the transaction.
                9. Security: The seller of the Stock will have a security interest in Stock sold to a buyer other than Corporation until the obligation of the buyer is paid. After registration of transfer of the Stock sold to a buyer other than Corporation, the certificates representing that Stock will be delivered, endorsed in blank, to a mutually acceptable escrow agent who will hold the Stock to perfect the security interest of the seller.
               10.  Subchapter  S  Election:  If  Corporation  is or  becomes an
"electing small business corporation" as provided in Subchapter S of the Internal Revenue Code, each Shareholder will consent to the elective status until Corporation and the owners of the majority of the outstanding shares of Corporation agree to the contrary. No Shareholder may transfer any Stock in any way that will cause Corporation to lose its status as an "electing small business corporation." Before any valid transfer of any Stock as provided in this Agreement, any undistributed Subchapter S earnings will be distributed to all Shareholders according to their pretransfer pro rata share.
               11. Legend:  All certificates  representing  Stock will be marked
"Transfer and encumbrance of the securities represented by this Certificate are restricted by an Agreement on file at the Corporation office." The restrictions imposed by this Agreement are those of Corporation as issuer as well as those of the Shareholders. Transfer or encumbrance of Stock without compliance with this Agreement is void. Corporation will not register a transfer of Stock without proof of compliance with this Agreement. This Agreement is a stop transfer order.
               12.  Binding  Effect:  Every  person or entity who is the record, legal or beneficial owner of Stock, whether by issue or transfer, including without limitation any Spouse, Representative, transferees, donees, nominees, grantees, successors and assigns of a Shareholder will be bound by and entitled

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to the benefits of the terms of this  Agreement.  This Agreement  supersedes any
other  stock   restriction   agreement   among  the  parties,   is  specifically
enforceable,   constitutes  the  entire   agreement  of  Corporation  and  Named
Shareholders with respect to its subject matter, is governed by and construed in accordance with the laws of New Mexico and may be modified only in writing.

          DATED:_______________, 19__.

NAMED SHAREHOLDERS:                          CORPORATION:
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                                             Hydro-Air Technologies, Inc.


___________________
David Jones
                                             By____________________
___________________
Melvin L. Prueitt

___________________
Stanley Prueitt

___________________
Leslie Speir